[***] Indicates text has been omitted from this Exhibit pursuant to a confidential treatment request and has been filed separately with the Securities and Exchange Commission.
Exhibit 10.10A
11 January 2006
Mr Gajus Worthington
CEO
Fluidigm Corporation
7100 Shoreline Court
South San Francisco, CA 94080

Re:	Supplement to Letter Dated 7 October 2005 Relating to Application for Incentives under the Research Incentive Scheme for Companies (RISC)
Dear Gajus:
     Reference is made to the Singapore Economic Development Board’s (“EDB”) Letter of Offer dated 07 October 2005 (the “LOF”), executed by EDB and relating to the application by Fluidigm Singapore Pte Ltd (“Fluidigm Singapore”) for incentives under the Research Incentive Scheme for Companies (“RISC”). Fluidigm Singapore is a subsidiary of Fluidigm Corporation, a California corporation (“Fluidigm Parent”). This letter agreement, referred to as the “Supplemental Agreement,” is and shall be construed as supplemental to the LOF and every clause of the LOF shall continue in full force and effect and be binding on the parties thereto save as expressly amended and supplemented by this Supplemental Agreement. For the avoidance of doubt, except as specifically set forth in this Supplemental Agreement, clause 4 of the LOF shall apply to any breach of conditions under which the RISC grant was approved. For purposes of this Supplemental Agreement, a “Business Day” shall refer to any day that is not a Saturday, Sunday, or statutory holiday in Singapore. Consistent with the RISC grant, this Supplemental Agreement will be deemed effective as of 1 August 2005.
     For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, EDB, Fluidigm Singapore, and Fluidigm Parent agree as follows:
     1. In addition to and based on the milestones and deliverables identified in Paragraph 2 and Annex 1 of the LOF, Fluidigm Singapore shall be required throughout the project development period, commencing from 1 January 2006, to furnish to EDB annually, quarterly milestones and deliverables for the forthcoming year in accordance with the relevant milestones and deliverables identified in Paragraph 2 and Annex 1 of the LOF (the “New Milestone List”). EDB shall be entitled to accept or reject such milestones and deliverables in accordance with paragraph 5 below. Fluidigm Singapore shall deliver the New Milestone List on or before January 31 of each year.
     2. Fluidigm Singapore shall deliver to EDB on a quarterly basis evidence of the satisfaction of previously identified objective milestones and deliverables (as set forth in a New Milestone List) for the entire prior fiscal period of Fluidigm Parent (the “Quarterly Update Reports”). Quarterly Update Report submission shall take place no later than the fifth (5th) Business Day after the end of each fiscal quarter and shall include Fluidigm Singapore’s claims

Economic Development Board 250 North Bridge Road, #28-00 Raffles City Tower, Singapore 179101. Tel: 65 6832 6832 Fax: 65 6832 6565 www.sedb.com for the entire prior fiscal quarter. The Quarterly Update Reports must be in sufficient detail to satisfy EDB that the milestones and deliverables identified in the applicable New Milestone List have been met. Scheduled quarterly update meetings or teleconference calls arranged between Fluidigm Singapore and EDB to review the progress of the development project will be held in advance of Quarterly Update Report submission.
     3. If EDB objects to or otherwise disagrees with the conclusion of Fluidigm Singapore and Fluidigm Parent that the Quarterly Update Report evidences satisfaction in full of the milestones and deliverables previously identified in the New Milestone List for the period covered by such Quarterly Update Report, then EDB shall deliver a written notice to Fluidigm Singapore and Fluidigm Parent stating its objections or disagreement (“Notice of Objection”). In the event that EDB delivers a Notice of Objection, EDB, Fluidigm Singapore, and Fluidigm Parent will act in good faith to promptly resolve any such objection or disagreement. Fluidigm Singapore and Fluidigm Parent shall deliver to EDB a revised Quarterly Update Report which is satisfactory to EDB on or before the fifteenth (15th) calendar day after the end of the fiscal quarter. If EDB is satisfied with the progress of the milestone completion and project achievements as set out in the Quarterly Update Reports, EDB will qualify in writing the company’s quarterly claims for that quarter and limit its right of recovery set forth in paragraph 4 of the LOF to [***] of the qualified claim amount for that quarterly fiscal period.
     4. EDB, Fluidigm Parent, and Fluidigm Singapore agree that Fluidigm may elect to conduct the audits contemplated pursuant to paragraph 2, subsection (t) of the LOF on a half-yearly (i.e., every six months) rather than on an annual basis. In the event that any such audit reveals inaccuracies or errors that would have resulted in a recovery pursuant to paragraph 4 of the LOF, EDB may effect such recovery, in all events subject to the [***] limitation set forth in paragraph 3 above, directly from Fluidigm Singapore or, at EDB’s election, as an off-set against future reimbursements. EDB will fully qualify in writing the company’s quarterly claim only upon the company’s subsequent half-yearly submission of externally audited claims for the quarterly period(s) concerned and satisfactory verification by EDB.
     5. On or before the tenth (10th) Business Day following delivery of the New Milestone List, EDB shall deliver written notice (“Notice of Objection on Milestone List”) to Fluidigm Singapore and Fluidigm Parent if EDB objects to or otherwise disagrees with the objective milestones and deliverables identified in any New Milestone List. In the event that EDB delivers a Notice of Objection on Milestone List within the prescribed period, EDB, Fluidigm Singapore, and Fluidigm Parent will act in good faith to promptly resolve any such objection or disagreement. Fluidigm Singapore and Fluidigm Parent shall, within ten (10) Business Days of the date of the Notice of Objection on Milestone List, deliver to EDB a New Milestone List which is satisfactory to EDB.
     6. in the event of (i) fraud by Fluidigm Singapore or Fluidigm Parent or (ii) any intentional misrepresentation of a material fact by Fluidigm Singapore or Fluidigm Parent, in either case relating to Fluidigm Singapore’s performance of the activities contemplated by the development project, then the limitations set forth in this Supplemental Agreement (including,

Economic Development Board 250 North Bridge Road, #28-00 Raffles City Tower, Singapore 179101. Tel: 65 6832 6832 Fax: 65 6832 6565 www.sedb.com without limitation, paragraph 3 of this Supplemental Agreement) on EDB’s right of recovery under paragraph 4 of the LOF shall not apply and EDB reserves the right to full recovery of any disbursed grant monies.
     7. Neither the LOF nor this Supplemental Agreement may be amended or modified, nor may any provision of the LOF or this Supplemental Agreement be waived, except with the written consent of EDB, Fluidigm Singapore, and Fluidigm Parent or in the case of a waiver, the written consent of the party giving such waiver. Except to the extent the LOF is supplemented, amended, or superseded pursuant to this Supplemental Agreement, the LOF shall remain in full force and effect in accordance with its terms.
Yours Sincerely,

/s/ Dr Beh Swan Gin Dr Beh Swan Gin Director
Biomedical Sciences
EDB

Economic Development Board 250 North Bridge Road, #28-00 Raffles City Tower, Singapore 179101. Tel: 65 6832 6832 Fax: 65 6832 6565 www.sedb.com

COY-15-RISC/F269-1
S05/1-25730208
Chairman
Economic Development Board
250 North Bridge Road
#28-00 Raffles City Tower
Singapore 179101
Attention: DR BEH SWAN GIN
ACCEPTANCE OF SUPPLEMENTAL AGREEMENT TO THE LOF DATED 7 OCT 2005 PERTAINING TO RESEARCH INCENTIVE SCHEME FOR COMPANIES
1	I refer to your LOF dated 7 October 2005 and the Supplemental Agreement to the LOF dated 11 January 2006.

2	I confirm that my company will be undertaking the development project as submitted to the Board dated 15 June 2005 and subsequent revisions and that we accept the award of your grant not exceeding S$9,926,000 in aggregate, subject to the terms and conditions set out in the LOF dated 7 October 2005 and the above mentioned Supplemental Agreement to the LOF.

3	We understand the need for EDB to ensure good governance of public fund and hence will ensure that all claims for reimbursement of project expenditure are true and correct and all terms and conditions as set out in the LOF dated 7 October 2005 and the above mentioned Supplemental Agreement are complied with.

Signature	:	/s/ Gajus Worthington

Mr Gajus Worthington/ CEO Fluidigm Corporation

Signature	:	/s/ Grace Yow

Name:
Ms Grace Yow / General Manager

Company Stamp	:

Fluidigm Singapore Pte Ltd

Date	:

Economic Development Board 250 North Bridge Road, #28-00 Raffles City Tower, Singapore 179101. Tel: 65 6832 6832 Fax: 65 6832 6565 www.sedb.com